Exhibit 99.1

The Men’s Wearhouse, Inc.
     News Release
For Immediate Release
MEN’S WEARHOUSE EXPANDS ITS
CORPORATE APPAREL OPERATIONS BY ACQUIRING
DIMENSIONS CLOTHING LIMITED AND ALEXANDRA PLC
COMBINED UK-BASED ENTITY EXPECTED TO BE ACCRETIVE TO EARNINGS IN FY2010 EXCLUDING
TRANSACTION AND INTEGRATION EXPENSES
FY2011 REVENUE EXPECTED TO BE APPROXIMATELY
£130 MILLION AND ACCRETIVE TO EARNINGS
HOUSTON — August 6, 2010 — Men’s Wearhouse (NYSE: MW) announced that it has acquired Dimensions Clothing Limited (“Dimensions”) and certain assets of Alexandra, plc, two leading providers of corporate clothing uniforms and workwear in the United Kingdom, for a total cash consideration of approximately £61 million.
The combined businesses are organized into a UK-based holding company, of which Men’s Wearhouse will control 86% and certain existing shareholders of Dimensions will control 14%. The acquisition is expected to be accretive to earnings excluding transaction and integration expenses in FY2010. Projected annualized FY2011 revenue of the combined businesses is expected to be approximately £130 million, and earnings are also expected to be accretive. No other terms were disclosed.
George Zimmer, Men’s Wearhouse Founder, Chairman and Chief Executive Officer, stated, “We are excited to expand our corporate apparel operations by acquiring Dimensions and the assets of Alexandra. These transactions give Men’s Wearhouse a strong market position in UK corporate apparel.
“Operationally, Dimensions’ management will join our organization. Like Men’s Wearhouse, Dimensions’ management team has built an organization dedicated to servicing their customers. Over the past five years, the Dimensions organization has grown and developed a world class customer base, including several of the United Kingdom’s largest food and non-food retailers. The Alexandra brand has a 50-year legacy in workwear solutions to businesses of all sizes, and is a well known brand. Additionally, our new UK organization has strong sourcing operations in Asia and Eastern Europe and will service clients from multiple distribution facilities,” concluded Zimmer.

The Company has scheduled an analyst meeting in New York City to review this transaction. The Men’s Wearhouse Corporate Apparel Analyst Day, to be held Tuesday, August 17, 2010, is by invitation only. Please contact Ken Dennard at DRG&E for more details at (713) 529-6600 or at ksd@drg-e.com.
All currency-related figures in this release are expressed in British Pounds Sterling (GBP) and not in US Dollars (USD).
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,239 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2010 and Form 10-Q for the quarter ended May 1, 2010.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com. Dimensions’ website is www.dimensions.co.uk.

CONTACT:	Neill Davis, EVP & CFO, Men's Wearhouse (281) 776-7000
Ken Dennard, DRG&E (713) 529-6600
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